Exhibit 99.1

ARIAD Reports 2011 Financial Results and Outlines Key Development and Commercialization Plans for 2012

Positive preliminary clinical results and strong financial position advance Company towards global commercialization

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 28, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the fourth quarter and full year ended December 31, 2011 and provided an update on corporate developments.

“The past year was an extraordinary one for ARIAD,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We advanced our ponatinib and AP26113 development programs, established the leadership team of our commercial operations, elected to retain all global rights to our product candidates with no plans for any future partnerships and raised $258 million in a public offering that we believe was overwhelmingly supported by our shareholders. We now have the resources to become a global oncology company that will discover, develop and commercialize its own targeted therapies for cancer patients with the greatest medical need.”

Highlights from 2011

  We completed patient enrollment in the pivotal PACE trial of ponatinib, an investigational pan-BCR-ABL inhibitor, in patients with resistant or intolerant chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ALL).
  Our investigators presented positive preliminary data on ponatinib from the PACE trial at the Annual Meeting of the American Society of Hematology.
  We advanced AP26113, an investigational dual inhibitor of EGFR and ALK, in patients with non-small cell lung cancer and other cancers, into a multicenter Phase 1/2 clinical trial.
  Our investigators presented positive data on ridaforolimus, an investigational mTOR inhibitor, from the Phase 3 SUCCEED trial in patients with metastatic soft-tissue and bone sarcomas. Our partner, Merck, submitted a new drug application (NDA) for ridaforolimus in the U.S. and marketing authorization applications (MAA) in Europe and other geographies.
  We raised $258 million to build a commercial oncology company with no plans for any future partnerships or product-license agreements.

Recent Progress and Key Objectives for 2012

Advancing Ponatinib to Potential U.S. Commercialization by 1Q of 2013

  We expect our investigators to present updated clinical data from the PACE trial at the annual meeting of the American Society of Clinical Oncology in June, 2012. These data will form the basis of our regulatory filings for marketing approval of ponatinib in the U.S., Europe and other geographies.
  We had a successful Pre-NDA meeting with the U.S. Food and Drug Administration (FDA). Regulatory filings in the U.S. and in Europe are proceeding as planned for submission in 3Q of 2012.
  We secured agreement with U.S. and European regulatory authorities on the design of a Phase 3 trial of ponatinib in patients with newly diagnosed CML and the regulatory paths going forward. We expect the global trial to begin in 3Q of 2012 and to have the following features:
    Approximately 500 patients randomized 1:1
    Ponatinib vs. imatinib, each given at standard doses
    Primary endpoint of major molecular response rate at 12 months
  We showed that ponatinib can be administered with or without a meal (i.e., no food effect) and has no effect on cardiac repolarization (i.e., no QT prolongation) in patients – both important differentiators, especially in the newly diagnosed CML setting.
  We plan to file the investigational clinical trial application for ponatinib in Japan in 1H of 2012 and begin a Phase 1/2 clinical trial in 2H of 2012.
  We have been providing ponatinib to patients with CML and Ph+ALL through an investigator-sponsored IND program in the U.S. and a named-patient program in Europe. We expect to begin an expanded access program in the U.S. in 1Q of 2012 and a broader international program in 2Q of 2012.

Advancing AP26113 Through Clinical Development

  The Phase 1/2 clinical trial of AP26113 is proceeding well with patients enrolling at four sites in the U.S., and further sites in the U.S. and Europe are scheduled to open by mid-year 2012.
  We have completed enrollment in the first two dose cohorts and are enrolling patients in the third dose cohort. No significant safety signals or dose-limiting toxicities have been seen in patients treated with AP26113 to date. The Phase 1 portion of this trial has a dose-escalation design to determine the maximal tolerated dose of ponatinib and other parameters.
  Clinical-trial sites are enrolling ALK-positive and EGFR-positive lung cancer patients into the trial. We expect to move into the Phase 2 portion of the Phase 1/2 trial at approximately mid-year 2012.
  We anticipate that our investigators will present data from the trial in 2H of 2012 at a major oncology meeting.
  Preclinical studies have shown that AP26113 also potently inhibits the ROS1 tyrosine kinase, a newly validated target expressed in a subset of patients with non-small cell lung cancer -- broadening the potential clinical opportunity for AP26113.
  We believe that AP26113 will be a key value-driver for ARIAD during 2012 and 2013, potentially moving into one or two pivotal trials in 2013.

Preparing for Global Commercial Launch of Ponatinib

  Our key senior commercial leadership team is in place.
  Our head of commercial operations has hired U.S. national sales, managed markets and regional business directors as part of the U.S. commercial leadership team.
  Our medical affairs leadership is establishing global capabilities.
  We are in the midst of establishing our European headquarters in Switzerland and expect to hire our European general manager by 3Q of 2012 along with other key European staff.
  Our commercial team is on track to launch ponatinib in the U.S. and Europe at the times of anticipated regulatory approvals.

2011 Fourth Quarter and Full-Year Financial Results

Cash Position

As of December 31, 2011, cash and cash equivalents totaled $306.3 million, compared to $103.6 million at December 31, 2010.

Net Income/Loss

Quarter Ended December 31, 2011

Net loss for the fourth quarter ended December 31, 2011 was $51.8 million, or $0.38 per share, compared to a net loss of $30.3 million, or $0.25 per share, for the same period in 2010. The increase in net loss is primarily due to an increase in operating expenses of $11.8 million, reflecting continued development of our product candidates, and an increase of $9.3 million in the non-cash charge related to the revaluation of our warrant liability, reflecting the increase in the market price of our common stock during this period.

Year Ended December 31, 2011

Net loss for the full year 2011 was $123.6 million, or $0.93 per share, compared to net income of $85.2 million, or $0.75 per share, for the full year 2010. Net income for the year ended December 31, 2010 primarily reflects the positive impact of our restructured agreement on ridaforolimus with Merck.

Our results show an increase in operating expenses of $28.0 million in 2011 as compared to 2010 reflecting ongoing development of our product candidates and planning and preparations for anticipated commercial launch of ponatinib. Our results also include an increase of $27.2 million in the non-cash revaluation of our warrant liability in 2011 as compared to 2010 primarily attributable to a 140 percent increase in the market price of our common stock in 2011.

Financial Guidance for 2012

We anticipate cash used in operations in 2012 to range from $139 million to $147 million. This estimate includes the expected receipt of a $25 million milestone payment from Merck assuming regulatory approval of ridaforolimus in the United States. Our guidance includes:

  Research and development expenses of $146 to $154 million, reflecting expansion of development activities for ponatinib and AP26113, as well as a modest increase in discovery research. These activities include the initiation of a Phase 3 clinical trial of ponatinib in patients with newly diagnosed CML and scale-up of manufacturing activities to prepare for anticipated regulatory approval and commercial launch of ponatinib, as well as the ongoing Phase 1 and PACE clinical trials of ponatinib and the Phase 1/2 trial of AP26113.
  General and administrative expenses of $53 million to $57 million, including growth in commercial operations and supporting activities in preparation for anticipated commercial launch of ponatinib.
  Non-cash expenses of $26 million to $29 million, consisting primarily of stock-based compensation and depreciation and amortization expenses. The increase is due to the impact of an increase in number of employees and our stock price on stock-based compensation and an increase in depreciation and amortization resulting from capital expenditures.

We expect that our cash, cash equivalents and marketable securities at December 31, 2012 will range from $160 million to $168 million, sufficient to advance the Company’s programs to the end of 2013. This estimate reflects the favorable impact of the exercise of all warrants that remained outstanding at December 31, 2011 for proceeds of approximately $12.5 million. All of these warrants were exercised in January and February of 2012.

Today’s Conference Call at 8:30 a.m. ET

We will hold our fourth quarter/year-end 2011 financial results conference call and webcast this morning at 8:30 a.m. ET. The live event will be available on the investor page of our website at http://investor.ariad.com or by calling 866-700-0133 (domestic) or 617-213-8831 (international) five minutes prior to the start time and providing the pass code 24601830. A replay of the call will be available on our website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our three product candidates and financial guidance for 2012. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
In thousands, except per share data	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Total revenue	$78	$535	$25,300	$178,980
Operating expenses:
Research and development	24,723	16,167	77,743	57,985
General and administrative	7,046	3,850	24,380	16,095
Total operating expenses	31,769	20,017	102,123	74,080
Revaluation of warrant liability	(20,086)	(10,809)	(46,715)	(19,532)
Other	(25)	(11)	(65)	(120)
Other income (expense), net	(20,111)	(10,820)	(46,780)	(19,652)
Net income (loss)	$(51,802)	$(30,302)	$(123,603)	$85,248
Net income (loss) per common share:
- basic	$(0.38)	$(0.25)	$(0.93)	$0.75
- diluted	$(0.38)	$(0.25)	$(0.93)	$0.74

Weighted average number of shares of
common stock outstanding:
- basic	135,816	121,848	132,375	113,020
- diluted	135,816	121,848	132,375	114,734

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	December 31,		December 31,
	2011		2010
	(Unaudited)
Cash and cash equivalents	$306,256		$103,630
Total assets	$320,712		$120,030
Working capital	$282,195		$88,775
Deferred revenue, total	$999	$	---
Total liabilities	$100,571		$55,954
Stockholders’ equity	$220,141		$64,076

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Year Ended
	December 31,
	2011	2010
	(Unaudited)
Net cash provided by (used in) operating activities	$(53,262)	$6,418
Net cash used in investing activities	(2,123)	(2,035)
Net cash provided by financing activities	258,011	58,885

Net increase in cash and cash equivalents	$202,626	$63,268

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com